Exhibit 99.1

Press release dated October 23, 2003.

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Susan Baham
Senior Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC.

REPORTS RESULTS FOR FOURTH QUARTER

Charleston, South Carolina (October 23, 2003) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced diluted earnings per common share of $.53 for the fourth quarter ended September 30, 2003 compared with diluted earnings per common share of $.49 for the comparable quarter ended September 30, 2002. Net income totaled approximately $6.8 million in both quarters. Diluted earnings per common share for the fiscal year ended September 30, 2003 increased to $2.07 on net income of $27.2 million, compared to $2.04 per share on net income of $28.2 million for fiscal 2002. Average diluted shares for the quarter and the fiscal year ended September 30, 2003 declined by 808,000 and 659,000 shares, respectively, compared with average diluted shares in the comparable periods in fiscal 2002, due principally to the execution of stock repurchase programs during fiscal 2003.

     President and Chief Executive Officer A. Thomas Hood commented, "Fiscal 2003 marked the completion of our twentieth year as a public company and we are pleased to report that earnings per common share for the year again set a Company record. Our Directors, officers and staff remain as enthusiastic and committed as ever in delivering value to our shareholders. First Financial's return on average equity was 16.65% for the year ended September 30, 2003, compared with 17.29% for fiscal 2002. We are pleased with this level of performance and believe that it compares favorably with many of our peer financial institutions."

     Hood continued, "Other income during the quarter ended September 30, 2003 increased $3.8 million from the level recorded in the quarter ended September 30, 2002. Due principally to changes in loan interest rates and expected prepayment speeds, the value of the Company's mortgage servicing rights improved significantly, resulting in a $2.9 million recovery of impairment write-downs previously incurred, substantially all during fiscal 2003. This recovery compares with an $879 thousand impairment charge taken in the quarter ended September 30, 2002. Commissions on insurance and other agency income also grew to $3.6 million during the quarter ended September 30, 2003, increasing $824 thousand, or 30%, over the comparable period in fiscal 2002. Deposit account fees increased 12% during the current period, increasing by $300 thousand to $2.7 million. Other income represented 34.3% of fiscal 2003 revenues compared to 27.2% for fiscal 2002. Offsetting the above improvements in other income was a decline of $1.2 million in gains from the sale of loans for the September 2003 quarter compared to the September quarter last year. After loan interest rates began to increase from forty year lows recorded during June 2003, levels of new mortgage production and refinances have declined this quarter."

     "Because of the Company's announced strategy to sell agency-qualifying fixed-rate residential loans and as customers indicate their preference for fixed-rate loan products, the Company has continued to see its residential mortgage loan balances decline, resulting in lower levels of earning assets. During the most recent quarter, average earning assets were $2.11 billion compared with $2.15 billion in the quarter ended September 30, 2002. The Company's net interest margin declined from 3.85% during the quarter ended September 30, 2002 to 3.57% in the quarter ended September 30, 2003. During the most recent quarter, the Company's investment securities balances increased. These types of earning assets generally have lower

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yields than the Company's loan portfolio, which declined during the quarter. The combination of these factors led to a decline of $1.8 million in net interest income during the quarter ended September 30, 2003 compared with the September quarter one year ago. The average net interest margin for the year ended September 30, 2003 was 3.74% compared with 3.82% during fiscal 2002. Based on assumptions of loan volumes and investment purchases for fiscal 2004, the Company expects average earning assets to be higher during fiscal 2004." Hood noted.

     "Highlights for the quarter included a successful conversion in late July to the Jack Henry Silverlake core banking application system. Other expenses related to the conversion included a $425 thousand charge incurred for write-off of assets related to the prior core processing system. Countless hours were spent on this project during fiscal 2003 and we are optimistic that expenses will be lowered in fiscal 2004 from efficiencies and lower operating costs associated with the new system."

     "Fiscal 2003 was a very productive year with record lending volumes. Net gains on loan sales for the year ended September 30, 2003 of $8.1 million were $3.4 million above the level of fiscal 2002. Based on residential lending trends announced by housing economists and our own market assessment, we expect gains to be materially lower next year. At the same time, we expect core servicing income to improve. As refinancing activity declines, we believe that our loan production will include higher percentages of mortgage loan originations for the purchase of homes and believe that we can continue to reduce origination costs and improve service to our mortgage loan customers." Hood concluded.

     Total problem assets declined to $14.2 million at September 30, 2003 from $15.1 million at September 30, 2002 and $14.4 million at June 30, 2003. The ratio of problem assets to total assets was .61% at September 30, 2003, compared with .67% one year ago and .63% one quarter ago. The ratio of net loan charge-offs to average net loans annualized increased to 40 basis points in the current quarter compared to 37 basis points in the comparable quarter one year ago and 39 basis points in the June 2003 quarter. For the year ended September 30, 2003, net loan charge-offs of 38 basis points were incurred compared with 31 basis points during the prior year ended September 30, 2002.

     As of September 30 2003, total assets of First Financial were $2.3 billion and deposits were $1.5 billion. Loans receivable totaled $1.8 billion at September 30, 2003 and stockholders' equity totaled $163.0 million. Book value per common share increased to $13.02 at September 30, 2003 compared to $12.55 one year ago. Share repurchases during the quarter totaled 124,633. Approximately 507,000 shares remain in the Company's current 650,000 share repurchase program.

     First Financial is the holding company of First Federal, which operates 45 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

     Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

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FIRST FINANCIAL HOLDINGS, INC.
Unaudited Consolidated Financial Highlights
(in thousands, except share data)

	Three Months Ended			Year Ended

	09/30/03	09/30/02	06/30/03	09/30/03	09/30/02

Statements of Income
Interest income	$ 31,631	$ 37,143	$ 32,998	$ 134,381	$ 154,026
Interest expense	12,813	16,502	13,431	55,921	71,342
Net interest income	18,818	20,641	19,567	78,460	82,684
Provision for loan losses	(1,650)	(1,400)	(1,450)	(6,235)	(5,888)
Net interest income after provision	17,168	19,241	18,117	72,225	76,796
Other income
Net gain on sale of loans	759	1,977	2,749	8,070	4,696
Net gain on sale of investments and
mortgage-backed securities	-	301	523	1,709	629
Brokerage fees	678	428	432	2,134	2,045
Commissions on insurance	3,345	2,666	3,085	12,699	9,855
Other agency income	256	111	256	1,021	111
Service charges and fees on deposit accounts	2,741	2,441	2,680	10,604	9,349
Loan servicing fees	3,387	(449)	(1,303)	1,088	934
Real estate operations (net)	(212)	(176)	(161)	(731)	(593)
Other	1,038	892	1,019	4,371	3,933
Total other income	11,992	8,191	9,280	40,965	30,959
Other expenses
Salaries and employee benefits	11,226	10,034	10,770	43,990	38,696
Occupancy costs	1,363	1,308	1,314	5,264	5,076
Marketing	451	415	549	1,801	1,712
Depreciation, amort., etc.	1,525	1,415	1,276	5,506	5,235
Other	3,915	3,702	3,389	14,220	13,225
Total other expenses	18,480	16,874	17,298	70,781	63,944
Income before income taxes	10,680	10,558	10,099	42,409	43,811
Provision for income taxes	3,831	3,795	3,614	15,198	15,659
Net income	6,849	6,763	6,485	27,211	28,152
Earnings per common share:
Basic	0.55	0.51	0.51	2.12	2.10
Diluted	0.53	0.49	0.50	2.07	2.04
Average shares outstanding	12,566	13,326	12,636	12,822	13,378
Average diluted shares outstanding	12,955	13,763	12,983	13,173	13,832
Ratios:
Return on average equity	16.86%	16.30%	16.04%	16.65%	17.29%
Return on average assets	1.19%	1.19%	1.16%	1.21%	1.23%
Net interest margin	3.57%	3.85%	3.75%	3.74%	3.82%
Operating expense/average assets	3.22%	2.98%	3.09%	3.13%	2.79%
Efficiency ratio	59.57%	58.78%	60.73%	59.76%	56.29%
Net charge-offs/average net loans, annualized	0.40%	0.37%	0.39%	0.38%	0.31%

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	09/30/03	09/30/02	06/30/03

Statements of Financial Condition
Assets
Cash and cash equivalents	$ 85,523	$ 87,884	$ 95,339
Investments	43,687	37,035	42,648
Loans receivable	1,801,932	1,924,828	1,811,647
Mortgage-backed securities	303,470	133,568	232,356
Office properties, net	37,199	33,545	36,387
Real estate owned	4,009	2,913	4,074
Other assets	47,062	44,901	46,594
Total Assets	2,322,882	2,264,674	2,269,045
Liabilities
Deposits	1,481,651	1,440,271	1,462,924
Advances from FHLB	598,000	577,000	569,000
Other borrowings	24,075	26,907	26,770
Other liabilities	56,150	54,848	48,392
Total Liabilities	2,159,876	2,099,026	2,107,086
Stockholders' equity
Stockholders' equity	217,376	197,493	212,125
Treasury stock	(55,042)	(34,071)	(51,447)
Accumulated other comprehensive income	672	2,226	1,281
Total stockholders' equity	163,006	165,648	161,959
Total liabilities and stockholders' equity	2,322,882	2,264,674	2,269,045
Stockholders' equity/assets	7.02%	7.31%	7.14%
Common shares outstanding	12,522	13,196	12,611
Book value per share	$ 13.02	$ 12.55	$ 12.84

	09/30/03	09/30/02	06/30/03

Credit quality-quarterly results
Total reserves for loan losses	$ 14,957	$ 15,824	$ 15,130
Loan loss reserves/net loans	0.83%	0.82%	0.84%
Reserves/non-performing loans	147.06%	129.77%	146.41%
Provision for losses	$ 1,650	$ 1,400	$ 1,450
Net loan charge-offs	$ 1,823	$ 1,755	$ 1,777

Problem assets
Non-accrual loans	$ 9,852	$ 11,860	$ 10,006
Accruing loans 90 days or more past due	24	29	31
Renegotiated loans	295	305	297
REO thru foreclosure	4,009	2,913	4,074
Total	$ 14,180	$ 15,107	$ 14,408
As a percent of total assets	0.61%	0.67%	0.63%